UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Avenue, Orlando, Florida 32801

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 407-650-1000

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

On December 22, 2005, we entered into an asset purchase agreement (“Asset Purchase Agreement”) with Cypress Bowl Recreations, LP and Gatlinburg Skylift, LLC to acquire two properties: the Cypress Mountain ski area in British Columbia, Canada and the Gatlinburg Sky Lift in Gatlinburg, Tennessee. The properties will be acquired in a series of two closings for an aggregate purchase price of approximately $47.5 million. Cypress Bowl Recreations, LP (“Boyne – Cypress”) and Gatlinburg Skylift, LLC (“Boyne – Gatlinburg”) are subsidiaries of Boyne USA, Inc. (“Boyne”).

Boyne’s primary business is the operation of geographically diverse four season destination resorts and day-ski venues located near major metropolitan areas. Along with Cypress Mountain and the Gatlinburg Sky Lift, Boyne owns Big Sky Resort in Montana, Crystal Mountain in Washington, Brighton Ski Resort in Utah and Boyne Mountain, Boyne Highlands and The Inn at Bay Harbor, three of Michigan’s premier resorts.

Pursuant to the terms of the Asset Purchase Agreement, the Gatlinburg Sky Lift was acquired on December 22, 2005 from Boyne – Gatlinburg for approximately $19.9 million excluding closing costs. The acquisition included an assignment of the existing ground lease and easements to the mountain on which the Sky Lift operates. In operation since 1954, the attraction consists of an uphill chairlift and ticket office. The scenic overlook from the Sky Lift affords views of the Smoky Mountains on the way to the top of Crockett Mountain, which towers more than 500 feet over Gatlinburg.

Also on December 22, 2005, we entered into a long term triple-net lease with the Boyne – Gatlinburg. The initial lease term expires on March 31, 2026 and has four five-year renewal options. The minimum annual rent is equal to 10.25% of the purchase price plus acquisition costs, and increases 25 basis points annually to a maximum of 13.0%. Additional percentage rent due under the lease is initially based on 3.0% of gross revenues of the properties. Boyne has guaranteed the tenant’s payment of minimum annual rent under the lease for the first four years. Boyne also received the option to repurchase the properties in the future at an amount sufficient to provide us with a stated rate of return on our initial purchase price. The option can be exercised by Boyne beginning on March 31, 2012 until March 31, 2030 or upon termination of the lease, whichever is earlier.

Pursuant to the Asset Purchase Agreement, we expect to acquire the Cypress Mountain ski area no later than 180 days from December 22, 2005. However, the acquisition is subject to certain closing conditions and there can be no assurances that such closing will occur. Cypress Mountain is a freestyle skiing and snowboarding attraction located approximately 20 minutes north of Vancouver, British Columbia. The property includes 38 downhill runs, 5 chairlifts and a base lodge, and has been chosen to host the Freestyle Skiing and Snowboarding competitions for the 2010 Winter Olympics. It is anticipated that the Cypress Mountain property will be leased to Boyne - Cypress on a long term triple-net basis with substantially similar terms as the Gatlinburg Skylift lease, except that the initial percentage rent will be based on 1.5% of gross revenues and the lease will expire on October 31, 2034 if the provincial authority, which owns the land, extends the permit for the use of the ski area.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 22, 2005, we entered into an asset purchase agreement, the terms of which are more fully described in Item 1.01 above and incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Financial statements for Gatlinburg Skylift, LLC will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

(b) Pro Forma Financial Information

Pro forma financial information for the transaction described in Item 1.01 and Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this initial report on Form 8-K is filed.

(c) Not applicable.

(d) Exhibits

10.1	Asset Purchase Agreement between Cypress Bowl Recreations Limited Partnership and Gatlinburg Skylift, LLC as Sellers and CNL Income Partners, LP as Purchaser dated as of December 22, 2005

10.2	Sublease Agreement dated as of December 22, 2005 by and between CNL Gatlinburg Partnership, LP as Landlord and Gatlinburg Skylift, LLC as Tenant

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2005	CNL INCOME PROPERTIES, INC.

	By:	/s/ R. Byron Carlock, Jr.
	Name:	R. Byron Carlock, Jr.
	Title:	Interim Chief Executive Officer and President

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